INDEPENDENT AUDITORS REPORT

To the Board of Trustees and Shareholders of the New England Zenith
Fund:

In planning and performing our audit of the financial statements of the New England Zenith Fund (the Fund) (comprising respectively, the Back Bay Advisors Bond Income Series, Loomis Sayles Small Cap Series, Alger Equity Growth Series, Capital Growth Series, Harris Oakmark Mid Cap Value Series, Davis Venture Value Series, Westpeak Growth and Income Series, Westpeak Stock Index Series, Balanced Series, Back Bay
Advisors Managed Series, Salomon Brothers Strategic Bond Opportunities Series, Salomon Brothers U.S. Government
Series, Back Bay Advisors Money Market Series, MFS
Investors Series, and MFS Research Managers Series
(the Series)) for the period ended December 31, 2000
(on which we have issued our report dated February 16, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Trustees and Shareholders of the New England Zenith Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





Deloitte and Touche
Boston, Massachusetts
February 16, 2001